Exhibit 99.1

Dr. Lisa Johnson-Pratt Joins Akcea Therapeutics as Senior Vice President, New Product Strategy

Joshua Patterson promoted to General Counsel, adding to the company’s leadership team

BOSTON, March 11, 2020 – Akcea Therapeutics, Inc. (NASDAQ: AKCA), a majority-owned affiliate of Ionis Pharmaceuticals, Inc., today announced that Lisa Johnson-Pratt, M.D., has joined the company as senior vice president of new product strategy. In this role, Dr. Johnson-Pratt will drive Akcea’s corporate strategy and provide strategic support for the development and commercialization of new pipeline products. She will report to Damien McDevitt, Ph.D., interim chief executive officer at Akcea. The company also announced the appointment of Joshua Patterson as general counsel. Mr. Patterson previously served as vice president, legal and corporate secretary at Akcea.

“We welcome Dr. Johnson-Pratt and Mr. Patterson to our growing leadership team. We are adding essential strength and expertise as we drive our development programs and commercial strategies, and expand our pipeline in the years ahead,” said Dr. McDevitt. “Lisa has extensive experience and proven ability to manage products from early clinical development to commercialization while Josh has expanded his role at Akcea and has the historical perspective and insight to lead our legal operations moving forward.”

Dr. Johnson-Pratt has more than 20 years of experience in the pharmaceutical industry including leadership positions in marketing, operations and clinical research and development. Previously Dr. Johnson-Pratt was with GlaxoSmithKline (GSK), where she most recently served as vice president of global franchise operations. She joined GSK as head of pipeline and oncology commercial strategy and also served as marketing director of innovative assets at Stiefel Laboratories, a GSK company. Prior to GSK, Dr. Johnson-Pratt worked at Merck & Co., Inc. for more than 17 years, holding several leadership roles including most recently business unit director, Vietnam. She is also the founder of Ananias Ventures, LLC, which provides counsel and support for female professionals in a range of industries including the life sciences industry.

Dr. Johnson-Pratt has authored articles published in several peer-reviewed journals. She received both her bachelor of science and doctor of medicine degrees from Howard University and completed her residency in internal medicine and a fellowship in clinical pharmacology and pharmaceutical medicine at Howard University Hospital.

“It is an honor to join Akcea, which has accomplished so much in the last few years including launching two products for devastating rare diseases for which there were limited or no treatments available. I look forward to working with Damien and the other members of the executive leadership team in identifying and advancing new opportunities to bring treatments to people affected by severe rare diseases around the world,” said Dr. Johnson-Pratt.

Mr. Patterson has more than 19 years of experience serving as in-house counsel in the biopharmaceutical industry. He joined Akcea as vice president, legal and corporate secretary in March 2018 and was responsible for the company’s legal matters including strategic transactions and providing legal advice and counsel to the management team and board of directors. Prior to joining Akcea, Mr.

Patterson was a member of the legal team at Ionis Pharmaceuticals, Inc., most recently serving as executive director and deputy general counsel. He also previously served as in-house counsel at Amylin Pharmaceuticals, Inc., where he was responsible for general corporate transactions, legal issues associated with clinical trials and privacy matters. Mr. Patterson received his bachelor’s degree in history from Carthage College and his J.D. from Syracuse University College of Law.

“All of us at Akcea are driven by the opportunity to make a meaningful difference in the lives of patients affected by many challenging serious and rare diseases,” said Mr. Patterson. “I am excited to take on a new role as general counsel as we work to build new levels of momentum and success and as we expand our global product development and commercialization strategies.”

ABOUT AKCEA THERAPEUTICS

Akcea Therapeutics, Inc., a majority-owned affiliate of Ionis Pharmaceuticals, Inc. (NASDAQ: IONS), is a biopharmaceutical company focused on developing and commercializing drugs to treat patients with serious and rare diseases. Akcea is commercializing TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen), as well as advancing a mature pipeline of novel drugs, including AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx, AKCEA-APOCIII-LRx, and AKCEA-TTR-LRx, with the potential to treat multiple diseases. All six drugs were discovered by Ionis, a leader in antisense therapeutics, and are based on Ionis’ proprietary antisense technology. TEGSEDI is approved in the U.S., E.U., Canada and Brazil. WAYLIVRA is approved in the E.U. and is currently in Phase 3 clinical development for the treatment of people with familial partial lipodystrophy, or FPL. Akcea is building the infrastructure to commercialize its drugs globally. Akcea is a global company headquartered in Boston, Massachusetts. Additional information about Akcea is available at www.akceatx.com and you can follow us on Twitter at @akceatx.

FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements regarding the business of Akcea Therapeutics, Inc. Any statement describing Akcea’s goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of Akcea’s drugs in development is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Akcea’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Akcea’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Akcea. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Akcea’s programs are described in additional detail in Akcea’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from the company.

In this press release, unless the context requires otherwise, “Ionis,” “Akcea,” “Company,” “Companies,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and/or Akcea Therapeutics.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc., Akcea Therapeutics®, TEGSEDI® and WAYLIVRA® are trademarks of Akcea Therapeutics, Inc.

Akcea Contact:

Angelyn Lowe

Senior Director of Corporate Communications

442-287-0470

alowe@akceatx.com

Akcea Media Contact:

Lynn Granito

Berry & Company

T: 212 253-8881

lgranito@berrypr.com